Mail Stop 4561
      August 25, 2005

Ms. Yun-Yi Tseng
Chief Financial Officer
City Network, Inc.
6F-3, No. 16, Jian Ba Road, Jhonghe City
Taipei County 235, Taiwan, ROC

	Re:	City Network, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		File No. 1-31959

Dear Ms. Tseng:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




								Sincerely,


								Cicely D. Luckey
Accounting Branch Chief